Exhibit 99.1
Xylem Inc.
1 International Drive, Rye Brook N.Y. 10573
Tel +1.914.323.5700 Fax +1.914.323.5800

Media Contact:	Jenny Rider	Olivia Dempsey
	+1 (914) 246-7184	+353 1 678-9333
	Jenny.Rider@xyleminc.com	Olivia.Dempsey@edelman.com

Xylem Signs First-of-its-Kind Revolving Credit Facility in U.S. to Couple Interest Rates with Sustainability Performance
Milestone deal includes favorable credit terms linked to sustainability performance and rating
RYE BROOK, N.Y., March 5, 2019 – Xylem Inc. (NYSE: XYL), a leading global water technology company dedicated to solving the world’s most challenging water issues, has announced execution of its new $800 million Senior Unsecured Revolving Credit Facility. With this transaction, Xylem has replaced its five-year $600 million revolving credit facility, while adding a sustainability-linked pricing mechanism to the new facility.
The deal is one of the first sustainable improvement loans in the U.S. and the first in the General Industrial Sector. The interest rate is index-linked to Xylem’s overall sustainability performance as rated by Sustainalytics, a leading independent global provider of environmental, social and corporate governance (ESG) ratings. Improvements in Xylem’s sustainability performance will reduce interest rates under the facility.
“We are excited to be the first water technology company in the U.S. to secure a sustainability-improvement loan that rewards our continued efforts to integrate sustainability and social value creation across our operations, and helps advance our strategy and mission to solve global water challenges,” said Mark Rajkowski, Senior Vice President and CFO of Xylem.
“As part of our mission to solve water, Xylem provides technology solutions that help customers around the world drive water and energy efficiencies and reduce impact on their local ecosystems,” said Claudia Toussaint, Senior Vice President, General Counsel & Corporate Secretary, and executive sponsor for ESG at Xylem. “We are also committed to reducing our own environmental footprint and helping communities in need become more water-secure. Sustainability is core to our company, our customers and our future.”
The revolving credit facility was entered into with a syndicate of lenders arranged by Citibank, N.A., JPMorgan Chase Bank, N.A., ING Bank N.V., Dublin Branch, BNP Paribas Securities Corp., Wells Fargo Securities, LLC, as Lead Arrangers and Joint Bookrunners, Citibank, N.A. as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent, ING Capital LLC as Sustainability Coordinator, BNP Paribas and Wells Fargo Bank, National Association as Documentation Agents. The facility will be used for general corporate purposes.

For more information on Xylem’s sustainability initiatives email us at xylem.sustainability@xyleminc.com or visit: https://sustainability.xylem.com/.
About Xylem
Xylem (XYL) is a leading global water technology company committed to developing innovative technology solutions to the world’s water challenges. The Company’s products and services move, treat, analyze, monitor and return water to the environment in public utility, industrial, residential and commercial building services settings. Xylem also provides a leading portfolio of smart metering, network technologies and advanced infrastructure analytics solutions for water, electric and gas utilities. The Company’s approximately 17,000 employees bring broad applications expertise with a strong focus on identifying comprehensive, sustainable solutions. Headquartered in Rye Brook, New York, with 2018 revenue of $5.2 billion, Xylem does business in more than 150 countries through a number of market-leading product brands.
The name Xylem is derived from classical Greek and is the tissue that transports water in plants, highlighting the engineering efficiency of our water-centric business by linking it with the best water transportation of all – that which occurs in nature. For more information, please visit us at www.xylem.com.

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